Exhibit 99.1

TNX Television Appoints Peter Cuneo to Board of Directors

Monday December 20, 8:30 am ET

Experienced Executive To Help Company Develop Brand

PHILADELPHIA & LONDON--(BUSINESS WIRE)--Dec. 20, 2004--TNX Television Holdings, Inc. (OTCBB:TNXT; "TNX") announced today that it has appointed Peter Cuneo as its Vice Chairman. The appointment is effective immediately. Mr. Cuneo was the President and CEO of Marvel Enterprises, Inc. (NYSE: MVL - News), where he led a previously bankrupt company to a prominent position in the entertainment industry. Currently, he is the Vice Chairman of Marvel. In his new role, Mr. Cuneo is expected to draw upon a wealth of experience in building leading consumer and entertainment brands.

"We are delighted that Peter has elected to join us at such an opportune time for the Company," said Irwin Gross, TNX's Chairman and CEO. "He has been able to capitalize on many of the leading entertainment brands such as Spider-Man, X-Men, Blade and Daredevil, Hulk while at Marvel, as well as other consumer brands at Remington Products and Black & Decker, among others. We expect him to play a significant role as our Television Network expands into key markets such as London"

While at Marvel, Mr. Cuneo helped the Company significantly improve its operations, increasing EBITDA in just two years by $84 million. In his approximately three-year term at Marvel, the company's market capitalization increased by $2.2 billion. Prior to joining Marvel, Mr. Cuneo was a Managing Director at Cortec Group, a private equity fund. Previously, he was President and CEO of Remington Products Company, President of Black & Decker Corporation's Security Hardware Group and President Bristol-Myers Squibb's Canadian Pharmaceutical Division.

"I look forward to joining TNX Television to help it capitalize on the extraordinary opportunity to change the way passengers commute," said Mr. Cuneo. "I believe the Company is uniquely positioned to deliver compelling content to commuters and ideal demographics for advertisers."

Currently, he is a member of the Board of Directors for Waterpik Technologies, Majesco Holdings, Inc., and a Vice Chairman of Alfred University. He received his BS from Alfred University and was awarded a Master' Degree from Harvard Graduate School of Business.

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About TNX Television Holdings, Inc.

TNX is dedicated to providing high quality, information and entertainment content, which will include near real time news, sports, weather, travel and general interest supplied by leading content providers and edited to play on the Company's unique network. An average of five to six screens and distributed audio are installed in each vehicle for passengers to view and hear the system. TNX will show a variety of short programming that will be updated regularly and frequently through the company's proprietary wireless network. A "television free zone" will be provided in each carriage for passengers who do not wish to hear the system. TNX has contracts covering approximately 40% of the UK commuter train market and about 45% of the important London market.

The TNX system is funded through advertising and sponsorship, ensuring no additional costs to passengers or train operators.

Safe Harbor Statement

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "anticipate," "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

Contact:
CEOcast, Inc. for TNX Television
Ed Lewis, 212-732-4300
or
Citigate Dewe Rogerson, for TNX Television in the UK
Victoria Brough, 011-44-(0)207638-9571